Pittman Poe
& ASSOCIATES INC.

February 3, 2005

Mr. Carl Crawford
Shell Landing Golf Club
3499 Shell Landing Drive
Gautier, MS 39553

Re: Master Planning, planned unit development, golf course routing and golf course design (18 holes) for ±800 acres of land located at Highway 90 and Shell Landing Blvd. In Gautier, Mississippi

Mr. Carl Crawford:

Confirming our discussions regarding land planning and golf course design services in conjunction with the above described land, we propose our work to be completed in four stages as follows:

STAGE I:
Stage I will include detail site plans for the areas east of the central bayou that has been previously planned and partially developed. These areas are:

A. Condo Area
B. Swim-Racket Club and Spa
C. Multi-Family (apartment area at the east end of the golf holes # 3 & 4.)
D. Townhome areas around golf holes # 3, 4 & 5.
E. Golf Villa area between holes # 6 & 7.
F. Final land plan for the Estate lot areas.
G. Home sites west of holes # 8 & 9. (4.5 ± acres)
H. Home sites south of hole # 1 (2.13 ± acres & 3.13 ± acres)
I. Site plan for commercial shops along the highway.

STAGE II:

A. **SITE ANALYSIS STUDIES**
Working from boundary surveys and topography supplied by the land owners, we will prepare a preliminary site analysis study analyzing the natural and physical features that play an effective role in the zoning, development, and golf course routing and design on your property. These studies will include: topography, drainage, traffic flow, vegetation, utilities, views, and other natural land features which may influence the planning and golf course routing.

NOTE: All hydrology, wetland and floodplain studies of the site shall be provided to us by you as owner and/or your consultants.

B. **GOLF COURSE ROUTING (18 HOLES)**
All routing designs will be done in order to work with the land plan and development, and show the best possible course routing for golf and to enhance the real estate values. A Club House site, practice facility and maintenance facility will also be located.

C. PRELIMINARY MASTER PLAN (LAND USE PLAN)
Studies will be made of the land incorporating findings derived from the site analysis and golf course routing. These studies will be made in order to establish the property design, land uses, tract sizes, zoning classifications, primary interior traffic circulation, and golf course routing, clubhouse location, site plans and commercial studies.

Included in this section will be golf course routing, club site, land use plans, tract sizes and density calculation.

Stage II will be complete with the goal to provided the land developers with a plan to agree upon for the golf course land and how the land is to be used for development.

STAGE III:

A. MASTER PLAN (FINAL)
Following the project approval by the development team and the final planning and design work of the project beginning, we will prepare the final master plan incorporating any revision which may be indicated from the team's review of the zoning/PUD plans, and the on-site preliminary staking and walking of the golf course routing plan.

B. COVENANTS, CONDITIONS AND RESTRICTIONS (CC&R)
We will work with the team to help establish the proper CC&R for each type of real estate. As you are aware, this is a critical part of golf community; properly executed, it can guarantee continuity and project identity.

C. AMENITY PLAN AND LANDSCAPE PLANS
The overall amenity plans will show proposed golf course routings, lakes, open space, parks, clubhouse, commercial center, swim and tennis facilities, landscaped entries, and security points. With a public course, this amenity plan can be helpful for course circulation when displayed in the clubhouse and real estate sales office.

D. FINAL PRESENTATION PLANS
Included in this section will be colored renderings of planning studies, the master development plan with all data and density calculations, the detail site plans, golf course routing plan, phasing plan, land use tract map, Phase I detail land plan for area west of main bayou, and a complete unit, lot and data analysis.

E. ZONING
Assuming the land is presently zoned in agriculture (new area), and throughout the planning process some areas may need zoning changes. If so, we will discuss the changes with the partnership and achieve these changes in the city as needed.

F. PRESENTATION
The firm of Pittman Poe & Associates, Inc. will help represent the partnership at the authority meetings on all golf course and zoning matters to assure that the owners have full representation on all golf course and land use matters. This position will continue until the second golf course is complete and open for play.

FEE: (FOR STAGES I, II & III)
Our fee for the above described land planning work (Stages I, II and III) will be a total fee of $210,000, with $84,000. to be taking in stock from Azur International. The remaining fee will be $126,000., to be paid in cash, which will be billed each month, based on the percent of work completed.

Travel, out of town expenses, reproduction, expedited mailings, etc. will be in addition to all fees and will appear on the invoices as such.

All monthly billings shall be due and payable upon receipt and shall be delinquent if not paid within thirty days. Thereafter, amounts not paid on the due date shall bear interest at the rate of 1.5% per month on all amounts due until paid. Further, if Pittman Poe & Associates, Inc., shall turn any delinquent amounts hereunder to an attorney for collection, then owner shall be liable for all attorneys' fees and costs of collection incurred by us.

RECOGNITION:
Professional credits will be given to Pittman Poe & Associates, Inc., for the master planning, land planning and golf course architecture. This recognition for design services will be in any and all articles where recognition is given to any member(s) of the design team. This includes all news promotion, magazine advertising, video reproduction, etc.

If this outline and fee structure is acceptable, please indicate our acceptance by signing the enclosed copy and returning it for our records.

Sincerely,
PITTMAN POE & ASSOCIATES, INC.

Bland P. Pittman
President

The above is acceptable, and Pittman Poe & Associates, Inc. is hereby authorized to proceed as outlined, herein.

By: ______________ Don Gores

Date: 2-23-05

By: ______________ Carl Crawford

PRESIDENT
AZUA SHELL LANDING DEV., LLC